Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE TUESDAY, JANUARY 6, 2004

Contacts:	Paris G. Reece III Chief Financial Officer (303) 804-7706 greece@mdch.com	Rachel L. Neumann Communications Director (303) 804-7729 rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS RECORD FOURTH QUARTER
HOME ORDERS, HOME CLOSINGS AND ENDING BACKLOG;
CONFERENCE CALL AND WEBCAST SCHEDULED FOR JANUARY 13th

                                  • Quarterly orders for 2,690 homes, a 39% year-over-year increase
                                  • December home orders up 40%
                                  • Closed 3,374 homes, highest for any quarter
                                  • Backlog of 5,593 homes with estimated sales value of $1.60 billion
                                  • Release of earnings anticipated after market close on January 12, 2004
                                  • Fourth quarter earnings should exceed consensus analyst estimate of $2.04

         DENVER, Tuesday, January 6, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced that it received orders, net of cancellations, for 2,690 homes and 12,630 homes, respectively, during the 2003 fourth quarter and total year, the highest for any fourth quarter and year in MDC’s history. These home order levels represent increases of 39% and 28% from the net orders received for 1,931 homes and 9,899 homes, respectively, in the same periods in 2002. The demand for new homes remained strong throughout the quarter, despite fluctuations in certain economic indicators, mortgage interest rates and weather conditinos in certain markets. The quarter ended with a 40% year-over-year increase in net home orders in December 2003, the Company’s 22nd consecutive month of record home orders.

         Home orders in the fourth quarter of 2003 particularly were strong in Nevada, Northern California and Southern California (up 89%, 85% and 54%, respectively), aided by year-over-year increases in the number of active subdivisions in Nevada and Northern California and the continued strong demand for new homes in each of these markets. The Company also received 236 net home orders in the 2003 fourth quarter from its new markets in Dallas/Fort Worth, Houston, Salt Lake City and Jacksonville, compared with only 49 home orders from Dallas/Fort Worth and Salt Lake City combined in the 2002 fourth quarter. A reduced rate of order cancellations to 26.5% in the fourth quarter of 2003 from 32.1% in the same period in 2002 also contributed to the Company’s relative net home order strength.

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M.D.C. HOLDINGS, INC.

        MDC closed 3,374 homes and 11,211 homes, respectively, in the quarter and year ended December 31, 2003. These record home closing levels represent increases of 13% and 26% from the closings of 2,994 homes and 8,900 homes, respectively, for the same periods in 2002. The Company ended 2003 with a backlog of 5,593 homes with an estimated sales value of $1.60 billion, compared with a backlog of 4,035 homes with an estimated sales value of $1.12 billion at December 31, 2002.

        In view of the record level of homes closed during the three months ended December 31, 2003, the Company expects earnings per share for the fourth quarter to exceed the consensus analyst estimate of $2.04. Please refer to the last paragraph of this release for a discussion of factors that may impact the Company’s estimate of earnings per share.

        The Company plans to release its 2003 fourth quarter and full year earnings after the market closes on Monday, January 12, 2004. A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, January 13, 2004, at 10:00 a.m. Eastern Standard Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investor Relations” and selecting “M.D.C. Holdings 2003 Fourth Quarter Conference Call.”

        MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth and has recently entered the Houston, San Antonio, Philadelphia/Delaware Valley, West Florida, Jacksonville and Chicago markets. For more information about our Company, please visit www.richmondamerican.com.

        Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in

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M.D.C. HOLDINGS, INC.

        its homebuilding operations; (6) the availability and cost of performance bonds and insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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M.D.C. HOLDINGS, INC. Homebuilding Operational Data (Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Orders For Homes, net (Units)
Colorado	425	382	2,433	2,681
California	635	387	2,116	2,086
Nevada	534	283	2,595	1,260
Arizona	562	573	3,229	2,669
Utah	86	34	378	111
Texas	95	15	289	17
Virginia	234	194	1,160	798
Maryland	64	63	372	277
Florida	55	--	58	--

Total	2,690	1,931	12,630	9,899

Homes Closed (Units)
Colorado	686	814	2,656	2,919
California	501	606	1,919	1,654
Nevada	700	510	2,059	1,204
Arizona	905	784	2,972	2,218
Utah	84	38	277	102
Texas	67	1	162	1
Virginia	273	188	782	556
Maryland	77	53	291	246
Florida	81	--	93	--

Total	3,374	2,994	11,211	8,900

	Backlog (Units) December 31,		Active Subdivisions December 31,
	2003	2002	2003	2002
Colorado	734	957	49	61
California	1,119	922	26	24
Nevada	886	350	17	18
Arizona	1,333	1,076	38	44
Utah	151	50	11	4
Texas	143	16	11	1
Virginia	854	476	28	20
Maryland	269	188	9	6
Florida	104	--	9	--

Total	5,593	4,035	198	178

Backlog Estimated Sales Value (in thousands)	$1,600,000	$1,120,000

* In September 2003, MDC acquired certain assets of Crawford Homes in Jacksonville, including 139 homes in backlog. -###-